UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2008

American Realty Capital Trust, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-145949	71-1036989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

106 Old York Road Jenkintown, PA 19046
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (215) 887-2189

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition of Assets.

Rockland Properties

On April 25, 2008, the REIT’s Board of Trustees approved the acquisition of certain property owned by Rockland Trust Company (the “Rockland Properties”). The REIT acquired the Rockland Properties on May 2, 2008.

The purchase price for the Rockland Properties is approximately $33.0 million, including the acquisition fee and all closing costs. The acquisition is comprised of approximately $24.4 million of debt, a preferred equity investment of approximately $4.0 million from an unaffiliated entity pursuant to a limited liability agreement entered into by this unaffiliated entity and our operating partnership, American Realty Capital Operating Partnership, L.P. to obtain an indirect ownership interest in the Rockland Properties. This preferred equity investment is convertible into operating partnership units, valued at $9.00 per unit, on or before April 30, 2009, under the limited liability company agreement (such operating partnership units are convertible into shares of stock in the REIT). In addition, we borrowed $2.5 million under the borrowing facility established between the Advisor and American Realty Capital Operating Partnership, LP. The rate on this short-term borrowing is 8.0% per annum, accrued monthly, with repayment of principal permitted without penalty. We expect to immediately pay down the borrowing as we raise funds. Rockland Trust, the seller of the Rockland Properties, is an unaffiliated third party. The Rockland Properties consist of commercial bank branches, bank branch/offices and operations centers throughout Southeastern Massachusetts and Cape Cod with an aggregate of approximately 121,000 square feet. The current sole tenant of the properties is Rockland Trust Company.

Rockland Property Location	Approximate Purchase Price(1)	Approximate Compensation to Advisor and Affiliates
Middleboro, MA	$3,479,000	Total for all Properties =
Hyannis, MA	2,366,000	$566,000
Hull, MA	687,000	(Acquisition Fee + Finance
Randolph, MA	1,532,000	Coordination Fee)
Duxbury, MA	639,000
Brockton, MA	1,492,000
Centerville, MA	1,363,000
Chatham, MA	1,316,000
Orleans, MA	1,123,000
Pembroke, MA	1,538,000
S. Yarmouth, MA	1,577,000
Scituate, MA	1,256,000
Rockland, MA	4,076,000
Rockland, MA	1,760,000
Hanover, MA	1,313,000
Plymouth, MA	5,150,000
Middleboro, MA	917,000
West Dennis, MA	1,376,000
Total	$32,960,000
________________

(1)	Approximate purchase price includes purchase price plus closing costs, inclusive of the acquisition fee, which equals 1% of the contract purchase price.

Each property is 100% leased on a triple-net basis to Rockland Trust Company, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The guarantor under the lease is Rockland Trust Company. Each location has four concurrent renewal options, each for a five-year term at the then prevailing market rate.

Rockland Property Location	Total Square Feet Leased	Current Annual Base Rent	Base Rent per Square Foot	Lease Term (Years
Middleboro, MA	18,520	$250,020	$13.50	10.0
Hyannis, MA	8,948	170,012	19.00	10.0
Hull, MA	1,763	49,364	28.00	10.0
Randolph, MA	3,670	110,100	30.00	10.0
Duxbury, MA	2,667	90,678	34.00	15.0
Brockton, MA	1,835	45,875	25.00	10.0
Centerville, MA	2,977	77,402	26.00	15.0
Chatham, MA	3,459	107,229	31.00	10.0
Orleans, MA	3,768	97,968	26.00	10.0
Pembroke, MA	3,213	106,029	33.00	15.0
S. Yarmouth, MA	4,727	108,721	23.00	15.0
Scituate, MA	2,706	86,592	32.00	15.0
Rockland, MA	18,425	280,981	15.25	15.0
Rockland, MA	11,027	121,297	11.00	15.0
Hanover, MA	2,828	90,496	32.00	15.0
Plymouth, MA	25,358	355,012	14.00	15.0
Middleboro, MA	2,106	63,180	30.00	15.0
West Dennis, MA	3,060	94,860	31.00	15.0
Total/ average	121,057	2,305,816	$19.05	13.2

The following table outlines the loan terms on the debt financing assumed in connection with acquisition of the Rockland Properties:

Mortgage Debt Amount	Type	Rate	Maturity Date

$ 24,412,500	Variable	30 Day LIBOR + 1.375% (1)	May 2013
______________

(1)	The Company entered into a rate lock agreement to limit its interest rate exposure. The LIBOR floor and cap are 3.54% and 4.125% (initial year), respectively.

 Independent Bank Corp. (NYSE: INDB) operates as the holding company for Rockland Trust Company (the “Bank”), which provides commercial banking, retail banking, and investment management services in Massachusetts. Its Fitch credit rating is BBB-. It offers a range of demand deposits, interest checking, money market accounts, savings accounts, and time certificates of deposit. The Bank's loan portfolio comprises commercial loans, business banking loans and consumer loans. It also provides real estate loans, which comprise commercial mortgages that are secured by nonresidential properties, residential mortgages that are secured primarily by owner-occupied residences, and mortgages for the construction of commercial and residential properties. In addition, the Bank provides investment management and trust services to individuals, small businesses, and charitable institutions, as well as serves as executor or administrator of estates. As of December 31, 2007, it operated 52 banking offices, 9 commercial banking centers, 4 investment management group offices, and 5 residential lending centers, which are located in Southeastern Massachusetts and Cape Cod. The company was founded in 1907 and is headquartered in Rockland, Massachusetts.

Independent Bank Corp. currently files its financial statement in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Independent Bank Corp. are taken from the 2005, 2006 and 2007 annual reports.

	For the Fiscal Year Ended December 31,
	2007	2006	2005
Consolidated Statements of Operations (in thousands)
Interest Income	$159,738	$167,693	$155,661
Net Interest Income after Provision for Loan Losses	93,053	100,320	101,668
Net Income	28,381	32,851	33,205

	As of the Fiscal Year Ended December 31,
	2007	2006	2005
Consolidated Balance Sheets (in thousands)
Total Assets	$2,768,413	$2,828,919	$3,041,685
Long-term Debt	504,344	493,649	587,810
Stockholders’ Equity	220,465	229,783	228,152

For more detailed financial information regarding Independent Bank Corp., please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

Item 8.01 Other Events
Potential Property Acquisition

Rite Aid Properties

Our advisor has identified the properties described below as potential suitable investments for us. The acquisition of the properties is subject to a number of conditions. A significant condition to acquiring the potential acquisition is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price.

We will decide whether to acquire the properties generally based upon:

•	satisfaction of the conditions to the acquisitions contained in the respective contracts;

•	no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;

•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make these acquisitions; and

•	our receipt of satisfactory due diligence information including appraisals, environmental reports and tenant and lease information, amongst other due diligence related reports.

The REIT anticipates acquiring 6 Rite Aid properties (the “Rite Aid Properties”) in the second quarter of 2008. On April 25, 2008, the REIT’s Board of Trustees (with the two inside directors abstaining because the acquisition of the Rite Aid Properties is an affiliated transaction) approved the potential acquisition of the Rite Aid Properties. Although the REIT believes that the acquisition of the Rite Aid Properties is probable, there can be no assurance that this acquisition will be consummated.

The REIT anticipates that its operating partnership, American Realty Capital Operating Partnership, L.P., will enter into a purchase agreement with the obligation to purchase the Rite Aid Properties subject to customary due diligence and other conditions, as described above. The REIT will acquire the Rite Aid Properties at sellers’ cost, which does not exceed the fair market value of the Rite Aid Properties as determined by an appraisal of a qualified independent appraiser. The purchase price for the Rite Aid Properties is approximately $18.8 million, including estimated closing costs and the acquisition fee. The purchase price is expected to be comprised of approximately $12.8 million of assumed debt. In addition, we will borrow against the revolving credit facility established between the Advisor and American Realty Capital Operating Partnership, LP. The current borrowing capacity of this $10.0 million dollar facility is $3.5 million. The amount borrowed will be based on the amount of capital raised prior to acquiring the Rite Aid Properties. The rate on this short-term borrowing is 8.0% per annum, accrued monthly, with repayment of principal permitted without penalty. We expect to immediately pay down the borrowing as we raise funds. The seller of the Rite Aid Properties is an affiliated party. The Rite Aid Properties are drug stores in Ohio and Pennsylvania with an aggregate of approximately 75,000 square feet. The current sole tenant of the properties is Rite Aid and will remain the sole tenant on a triple-net or double-net lease basis.

Rite Aid Property Location	Approximate Purchase Price	Approximate Compensation to Advisor and Affiliates
Lisbon, OH	$ 1,508,000	Total for all Properties =
East Liverpool, OH	2,239,000	$314,000
Carrollton, OH	2,365,000	(Acquisition Fee + Finance
Cadiz, OH	1,712,000	Coordination Fee)
Pittsburgh, PA	6,313,000
Carlisle, PA	4,624,000
Total	$ 18,761,000

Two of the property acquisitions (the Pennsylvania properties) are subject to a triple-net lease, pursuant to which the tenant is required to pay all operating expenses and capital expenditures in addition to base rent. Four of the property acquisitions (the Ohio properties) are subject to double-net leases, pursuant to which the landlord is responsible for maintaining the property’s roof and structure, and the tenant is required to pay all other expenses associated with the property in addition to base rent. The guarantor under the lease is Rite Aid Corp. The Ohio locations have six concurrent renewal options, each for a five-year term. The Pennsylvania locations have eight concurrent renewal options, each for a five-year term. Renewal rates include certain increases for fixed percentages as well as market adjustments, as defined by the lease.

Rite Aid Property Location	Total Square Total Square Feet Leased	Current Annual Base Rent	Base Rent per Square Foot	Remaining Lease Term (Years) (1)
Lisbon, OH	10,141	$113,174	$11.16	7.7
East Liverpool, OH	11,362	169,333	14.90	9.9
Carrollton, OH	12,613	179,177	14.21	9.5
Cadiz, OH	11,335	129,024	11.38	8.4
Pittsburgh, PA	14,564	469,790	32.26	19.4
Carlisle, PA	14,564	343,728	23.60	19.4
Total	74,579	$1,404,226	$18.83	15.0
_______________

(1)	Remaining lease term as of June 30, 2008.

The following table outlines the loan terms on the debt financing assumed in connection with acquisition of the Rite Aid Properties.

Mortgage Debt Amount	Type	Rate	Maturity Date
$ 12,808,000	Fixed - Interest Only	6.97%	September 2017

Rite Aid (“RAD”) is the third largest drug store chain in the U.S., operating about 5,100 stores. Its S&P credit rating is B. We estimate store locations average about 12,150 sq. ft. RAD locates its stores in what it believes are convenient locations in fast-growing metropolitan areas. Stores sell prescription drugs and a wide variety of general merchandise (front-end products), including OTC medications, health and beauty aids, personal care items, cosmetics, greeting cards, household items, convenience foods, photo processing services, and seasonal merchandise. Sales of prescription drugs accounted for 64% of total sales in fiscal year 2007. Over-the-counter medications and personal care items generated 22% of sales in fiscal year 2007. The company distinguishes its stores from other national chain drug stores through its emphasis on private label brands and a store-within-Rite Aid stores program with General Nutrition Companies, Inc. (GNC). The company sells 3,000 private label products in its stores, contributing about 13% of front-end sales in categories where private label products are offered. The company plans to continue increasing the number of private label products after adding 244 new private label products in fiscal year 2007. RAD had opened about 1,270 GNC stores-within-Rite Aid stores as of February 2007. RAD is implementing programs directed toward its pharmacy business, including faster prescription delivery and an increased focus on attracting and retaining managed care customers. RAD is focusing efforts and resources on improving operations in its existing store base. The company's new store prototype has 13,000 sq. ft. in average selling sq. ft. and has 15,900 in overall sq. ft. RAD's goal is to open or relocate about 1,000 stores by the end of fiscal year 2012 under the new prototype. To increase pharmacy sales, the company purchases pharmacy files from other drug stores and has recently added the capability to provide pharmacy benefit management services to employers, health plans, and insurance companies. RAD intends to offer 90-day prescription refills to its customers as an alternative to mail order.

Rite Aid currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Rite Aid are taken from the 2006, 2007 and 2008 annual reports:

	Past Three Months Ended	For the Fiscal Year Ended
Consolidated Statements of Operations (in thousands)	March 1, 2008	March 1, 2008	March 3, 2007	March 4, 2006
Revenues	$6,824,822	$24,326,846	17,399,383	$17,163,044
Operating Income	(952,863)	(1,076,200)	29,862	1,276,008
Net Income	(952,180)	(1,078,990)	26,826	1,273,006

	As of the Fiscal Year Ended
Consolidated Balance Sheets (in thousands)	March 1, 2008	March 3, 2007	March 4, 2006
Total Assets	$11,488,023	$7,091,024	$6,988,371
Long-term Debt	5,610,489	2,909,983	2,298,706
Stockholders’ Equity	1,711,185	1,662,846	1,606,921

For more detailed financial information regarding Rite Aid, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

Date: May 8, 2008	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors